Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Reports 2015 Second Quarter Financial Results

Management to Review Results and Provide Business Update

in Conference Call Scheduled Today at 5:00 p.m. Eastern Time

Mountain View, California, August 6, 2015 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the quarter ended June 30, 2015. The net loss for the second quarter was $12.5 million compared to $6.0 million during the same quarter in 2014. The net loss for the six months ended June 30, 2015 and 2014 was $12.9 million and $16.7 million, respectively. At June 30, 2015, Alexza had consolidated cash, cash equivalents, and marketable securities of $15.7 million.

“We continue to see the incremental growth in the ADASUVE global launch. ADASUVE is now available in 18 countries and we see continued increases in the number of hospitals stocking and using the product,” said Thomas B. King, President and CEO of Alexza Pharmaceuticals. “Importantly, we believe the sales during the ADASUVE launch do not reflect the clinical benefits ADASUVE can convey to patients, and we remain confident in ADASUVE’s long-term commercial prospects. Feedback from physicians and patients corroborate the positive clinical profile we observed with ADASUVE during its clinical development.”

King continued, “Earlier this year we embarked on a plan to change our commercial production strategy to reduce our cash burn rate. We are pleased to have made substantial progress on this plan, including the recent amendments to our Teva and Ferrer agreements. These changes will allow us to reduce the near term spending on ADASUVE production and eliminate the costs associated with some of the EU post-approval commitments, helping us progress on our goal of substantially reducing our cash use.”

King concluded, “Importantly, we remain focused on driving value in Alexza, including seeking additional collaborations for ADASUVE in available markets and working diligently on partnering our validated Staccato platform technology for new product opportunities.”

Alexza Business Updates

•	In April, Alexza announced the promotions of Dr. Edwin S. Kamemoto to the newly created position of Executive Vice President, R&D and Quality, and Dr. Lori H. Takahashi to the newly created position of Vice President, Pharmaceutical R&D and Quality.

•	In May 2015, Alexza identified initiatives to reduce Alexza’s underutilized commercial production capacity, while fulfilling the supply requirements of its commercial partners. Teva and Ferrer provided longer-term ADASUVE orders, allowing Alexza to manufacture ADASUVE in a consistent manner to take advantage of the efficiencies of continued batch production. Alexza plans to produce ADASUVE until August 2015. Once orders are filled and shipped, it is Alexza’s intention to suspend ADASUVE commercial production operations. Alexza anticipates that total ADASUVE production for 2015 will be approximately 110,000 units.

•	In June, Alexza announced that it has updated and amended its ADASUVE commercial collaborations with Grupo Ferrer Internacional, S.A. (Ferrer) and Teva Pharmaceutical Industries Ltd. (Teva). Ferrer is Alexza’s commercial partner for ADASUVE in the European Union, Latin America, the Commonwealth of Independent countries, the Middle East and North Africa countries, Korea, Philippines, and Thailand. Teva is Alexza’s commercial partner for ADASUVE in the United States.

•	Teva and Alexza completed enrollment in their clinical study to assess the safety and pharmacokinetics of ADASUVE at doses of 2.5, 5 and 10 mg in 30 adolescents. Teva expects to file the clinical study report later in 2015 with the U.S. Food and Drug Administration. Teva and Alexza believe that data from this Phase 1 study will provide dosing information for follow-on efficacy and safety studies in adolescents.

•	During the first quarter, Alexza initiated a Phase 2a study of AZ-002 (Staccato alprazolam), which is being developed for the management of epilepsy in patients with acute repetitive seizures. The study is ongoing and data from this study is expected later in 2015.

Financial Results - Periods Ended June 30, 2015 and 2014

Alexza recorded revenue of $1.9 million and $2.6 million in the three and six months ended June 30, 2015, respectively, compared to $1.5 million and $3.7 million in the same periods in 2014, respectively.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Product revenue	$1,245	$1,116	$1,332	$1,553
Milestone revenue	—	—	—	1,000
Amortization of upfront payments	630	364	1,242	1,093
Royalty revenue	—	4	6	4

Total revenues	$1,875	$1,484	$2,580	$3,650

Operating expenses were $11.3 million and $12.8 million in the three months ended June 30, 2015 and 2014, respectively, and $25.0 million and $23.8 million for the six months ended June 30, 2015 and 2014, respectively.

Cost of goods sold consists mainly of excess manufacturing costs during the period, in addition to the cost of the units shipped. Alexza is in the early stages of commercialization and, as anticipated, has incurred higher cost per unit costs associated with low production volumes. All costs associated with the manufacturing process incurred prior to the first commercial product produced in the second quarter of 2014 were expensed as a component of research and development expense.

Research and development expenses were $3.8 million and $7.6 million during the three and six months ended June 30, 2015, respectively, and $4.0 million and $7.2 million in the same periods in 2014, respectively.

General and administrative expenses were $3.4 million and $7.2 million during the three and six months ended June 30, 2015 and $3.9 million and $7.9 million in the same periods in 2014, respectively.

Alexza believes that with current cash, cash equivalents and marketable securities balances, estimated product revenues, milestone payments associated with the sale of ADASUVE, and the Company’s expected cash usage, it has sufficient capital resources to meet its anticipated cash needs, at anticipated cost levels into the fourth quarter of 2015. Changing circumstances may cause Alexza to consume capital significantly faster or slower than it currently anticipates, or to alter its operations.

Conference Call Information - 5:00 p.m. Eastern Time on August 6, 2015

To access the webcast via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please log onto the webcast prior to the start of the call to ensure time for any software downloads that may be required to participate in the webcast.

LIVE CALL:

1-877-870-4263 or +1-412-317-0790 (international)

Passcode: Please request the Alexza Pharmaceuticals conference call

REPLAY:

1-877-344-7529 or +1-412-317-0088 (international)

Passcode: 10068753

A replay of the conference call may also be accessed at www.alexza.com under the “Investors” link. A replay of the call will be available for 7 days following the event.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development, and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products and development pipeline are based on the Staccato® system, a hand-held inhaler designed to deliver a pure drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner. Active pipeline product candidates include AZ-002 (Staccato alprazolam) for the management of epilepsy in patients with acute repetitive seizures and AZ-007 (Staccato zaleplon) for the treatment of patients with middle of the night insomnia.

ADASUVE® is Alexza’s first commercial product and has been approved for sale by the U.S. Food and Drug Administration, the European Commission and in several Latin American countries. Teva Pharmaceuticals USA, Inc., a subsidiary of Teva Pharmaceutical Industries Ltd., is Alexza’s commercial partner for ADASUVE in the United States. Grupo Ferrer Internacional SA is Alexza’s commercial partner for ADASUVE in Europe, Latin America, the Commonwealth of Independent States countries, the Middle East and North Africa countries, Korea, Philippines and Thailand.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

Alexza’s policy is to provide guidance on product candidates and corporate goals only for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of August 6, 2015 and financial guidance relating to the Company’s current cash, cash equivalents, and marketable securities is based upon balances as of June 30, 2015.

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and its partners, Teva and Ferrer, to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Ana Kapor
Senior Director, Investor Relations and Corporate Communications
650.944.7906
akapor@alexza.com

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Collaboration revenue	$629	$368	$1,247	$2,097
Product sales	1,246	1,116	1,333	1,553

Total revenue	1,875	1,484	2,580	3,650
Operating expenses:
Cost of goods sold	4,132	4,903	10,279	8,694
Research and development	3,761	4,032	7,585	7,162
General and administrative	3,423	3,898	7,160	7,946

Total operating expenses	11,316	12,833	25,024	23,802

Loss from operations	(9,441)	(11,349)	(22,444)	(20,152)

(Loss)/gain on change in fair value of contingent consideration liability	(801)	7,599	14,032	6,449
Interest and other income/ (expense), net	(10)	2	(15)	8
Interest expense	(2,198)	(2,214)	(4,427)	(3,002)

Net loss	$(12,450)	$(5,962)	$(12,854)	$(16,697)

Basic and diluted net loss per share	$(0.63)	$(0.34)	$(0.65)	$(0.96)

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30,	December 31,
	2015	2014(1)
ASSETS
Current assets:
Cash and cash equivalents	$12,193	$15,200
Marketable securities	3,503	19,574
Receivables	303	173
Inventory	1,407	3,729
Prepaid expenses and other current assets	1,565	3,109

Total current assets	18,971	41,785

Property and equipment, net	11,014	13,953
Restricted cash	—	2,757
Other assets	2,648	3,065

Total assets	$32,633	$61,560

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Total current liabilities	$10,008	$11,517
Total noncurrent liabilities	86,535	101,696
Total stockholders’ deficit	(63,910)	(51,653)

Total liabilities and stockholders’ equity	$32,633	$61,560

(1)	Derived from the audited financial statements on that date.